UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 25, 2016

AMERICAN MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35257	27-0855785
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2103 City West Blvd., Bldg 4, Suite 800 Houston, TX		77042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 815-3900

1400 16th Street, Suite 310
Denver, Colorado 80202
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed by American Midstream Partners, LP (the “Partnership”), Tom L. Brock, the principal accounting officer of American Midstream LP, LLC, the general partner of the Partnership (the “General Partner”), notified the General Partner that he did not intend to relocate to Houston as part of the Partnership’s consolidation of its corporate offices to Houston, Texas. On August 25, 2016, Mr. Brock resigned as the principal accounting officer in connection with the relocation. On August 25, 2016, the board of directors of the General Partner (the “Board”) appointed Mr. Michael Croney as the Vice President, Chief Accounting Officer and Controller and the principal accounting officer of the General Partner.

Mr. Croney, age 38, joined the General Partner on July 5, 2016 and was responsible for assisting with accounting and financial reporting. Prior to joining the General Partner, Mr. Croney served as the Vice President and Controller for FloWorks International LLC in Houston Texas. Prior to FloWorks International, he served as controller of North America for AXIP Energy Services and held various management positions at the AES Corporation. Mr. Croney started his career with KPMG and holds a Bachelor of Commerce Honours, Accounting from Nelson Mandela Metropolitan University. Mr. Croney is a licensed Chartered Accountant in South Africa and has a CPA licensed in the State of Virginia.

In connection with Mr. Croney’s employment, Mr. Croney will be paid an annual base salary of $235,000. He will be eligible to participate in the General Partner’s Short Term Incentive Plan (“STIP”), which provides for a discretionary annual bonus based on performance with respect to goals set by the Board. For the fiscal year ending in December 31, 2016, Mr. Croney will be eligible under the STIP for a target bonus amount of 40% of his annual base salary, prorated at 6 months, and payable in cash or units in the discretion of the Board. Beginning in 2017, Mr. Croney will be eligible to participate in the General Partner’s Long Term Incentive Plan (“LTIP”), with a target award of 60% of his annual base salary. The LTIP vests over a four-year period: 25% on the first anniversary date of the LTIP grant agreement and the remaining 75% in 25% increments on each succeeding anniversary date. Subsequent LTIP opportunities will be subject to guidelines set by the Board. Mr. Croney will also receive, within the first 30 days of employment, equity awards under the LTIP of 6000 phantom units, which will vest on March 1, 2017.

If Mr. Croney’s employment with the General Partner or its affiliates is terminated other than for “Cause” prior to July 5, 2018, he will be entitled to receive a one-time payment equivalent to six months of his base salary upon such termination of employment. Cause as used the preceding sentence is defined to mean Mr. Croney has (A) engaged in gross negligence, gross incompetence or willful misconduct in the performance of the duties required of him in connection with his employment by the General Partner or its affiliates; (B) refused without proper reason to perform the duties and responsibilities required of him in connection with him employment by the General Partner or its affiliates; (C) willfully engaged in conduct that is materially injurious to the General Partner or its affiliates (monetarily or otherwise); (D) committed an act of fraud, embezzlement or willful breach of fiduciary duty to the General Partner or its affiliates (including the unauthorized disclosure of confidential or proprietary material information of the General Partner or its affiliates) or (E) been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony.

There are no arrangements or understandings between Mr. Croney and any other person pursuant to which Mr. Croney was appointed as the principal accounting officer of the Partnership. There are no family relationships between Mr. Croney and any director or executive officer of the Partnership, and Mr. Croney has no direct or indirect material interest in any “related party” transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MIDSTREAM PARTNERS, LP

By:	AMERICAN MIDSTREAM GP, LLC its General Partner

By:	/s/ Eric T. Kalamaras
Name:	Eric T. Kalamaras
Title:	Senior Vice President and Chief Financial Officer

Date: August 31, 2016